                                                                    EXHIBIT 11.3

                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                              ICN PHARMACEUTICALS, INC.
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The computation of net income (loss) per share for the years ended December 31, 1991, 1992 and 1993 and for the first six months of 1993 and 1994 as follows:

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                               -------------------
                                                1991       1992       1993       1993       1994
                                               -------   --------   --------   --------   --------
PRIMARY
Net income (loss)............................  $ 5,855   $(64,802)  $(11,270)  $ (1,903)  $(11,377)
Dilution in earnings which would result upon
  the exercise of options and warrants
  currently outstanding to purchase common
  shares of subsidiaries.....................     (745)      (603)        --         (4)       (11)
                                               -------   --------   --------   --------   --------
                                               $ 5,110   $(65,405)  $(11,270)  $ (1,907)  $(11,388)
                                               =======   ========   ========   ========   ========
Average common shares outstanding............   11,776     14,010     19,813     19,135     20,526
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares of ICN Pharmaceuticals, Inc.........    1,053         --         --         --         --
                                               -------   --------   --------   --------   --------
                                                12,829     14,010     19,813     19,135     20,526
                                               -------   --------   --------   --------   --------
Net income (loss) per share..................  $   .40   $  (4.67)  $   (.57)  $   (.10)  $   (.55)
                                               =======   ========   ========   ========   ========
FULLY DILUTED
Net income...................................    5,855    (64,802)   (11,270)    (1,903)   (11,377)
Dilution in earnings which would result upon
  the exercise of options and warrants
  currently outstanding to purchase common
  shares.....................................     (745)      (603)        --         (4)       (11)
Conversion of debentures.....................    4,835      3,950      3,233      1,625      1,099
                                               -------   --------   --------   --------   --------
                                                 9,945    (61,455)    (8,037)      (282)   (10,289)
                                               -------   --------   --------   --------   --------
Average common shares outstanding............   11,776     14,010     19,813     19,135     20,526
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares of ICN Pharmaceuticals, Inc.........    1,539      1,188        594        754        314
Conversion of debentures.....................    3,671      3,441      2,863      3,441      2,827
                                               -------   --------   --------   --------   --------
                                                16,986     18,639     23,270     23,330     23,667
                                               -------   --------   --------   --------   --------
Net income (loss) per share..................  $   .58   $  (3.30)  $   (.35)  $   (.01)  $   (.43)
                                               =======   ========   ========   ========   ========